EX-99.23d(59)

                                    AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                       AND
                     J.P. MORGAN INVESTMENT MANAGEMENT INC.

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and J.P. Morgan Investment Management Inc., a Delaware corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 31, 2001 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to the investment portfolios of the JNL Series Trust; and

     WHEREAS,  pursuant  to  the  Agreement,  the  Adviser  agreed  to  pay  the
Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses; and

     WHEREAS, in order to reflect a change in sub-adviser, Schedule A and Schedule B must be amended.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

     1. Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated ______________, 2003, attached hereto.

     2. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated ______________, 2003, attached hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this _____ day of _____________, 2003.

JACKSON NATIONAL ASSET                J.P. MORGAN INVESTMENT
MANAGEMENT, LLC                       MANAGEMENT INC.

By:                                   By:
     --------------------------          ------------------------------

Name:    Andrew B. Hopping            Name:
       --------------------                 ---------------------------

Title:            President           Title:
        -----------------------              --------------------------


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                                   SCHEDULE A
                            DATED SEPTEMBER 25, 2003

                                     (Funds)

                      JNL/JPMorgan International Value Fund

                                   SCHEDULE B
                        DATED ____________________, 2003

                                 (Compensation)

                      JNL/JPMorgan International Value Fund

             Average Daily Net Assets                    Annual Rate

             0 to $50 Million:                           .55%
             $50 Million to $200 Million:                .50%
             $200 Million to $350 Million:               .45%
             Amounts over $350 Million:                  .40%